Exhibit 99.12

WARRANT NO. 2

Ordinary Shares Warrant

Date of Issuance: August 1, 2007

Warrant No. 2

Taro Pharmaceutical Industries Ltd.

Warrant Certificate

Taro Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), for value received, hereby certifies that Sun Pharmaceutical Industries, Ltd. (“Purchaser”), together with any permitted transferee (the “Holder”), is entitled, subject to the terms of this Warrant (the “Warrant” represented by a “Warrant Certificate”) as set forth below, to purchase from the Company, during the Exercise Period (as defined in Section 1(a)), 4,500,000 shares (the “Warrant Shares”) of ordinary shares of the Company, par value NIS 0.0001 per share (the “Ordinary Shares”) at a price per share equal to the Exercise Price (as defined in Section 1(c)). The number of Warrant Shares and the Exercise Price are subject to adjustment from time to time as hereinafter provided.

The Warrant is issued under and in accordance with that certain Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) made and entered into as of May 18, 2007, by and among the Company and the Purchaser.  Pursuant to Section 1(b)(iii) of Warrant No. 1, dated May 18, 2007, issued by the Company to the Purchaser (“Warrant No. 1”), and upon (i) the issuance of 3,000,000 Ordinary Shares to Alkaloida Chemical Company Exclusive Group Ltd. pursuant to the Election to Purchase, dated July 23, 2007 and (ii) the execution and delivery of this Warrant by the Company to the Purchaser, Warrant No. 1 shall be deemed to be surrendered and cancelled.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Section 1.	Exercise.

(a)          Subject to the terms hereof, the Holder shall have the right, which may be exercised at any time and from time to time during the period (the “Exercise Period”) commencing as of the date hereof and continuing until 5:00 p.m., New York City time, May 18, 2010 (the “Expiration Date”), to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Holder may at the time be entitled to receive on exercise of the Warrant and payment of the Exercise Price then in effect for such Warrant Shares. Notwithstanding the foregoing, if in the written opinion of counsel to the Company reasonably acceptable to the Holder approval of any Governmental Authority is required before the Company may issue Warrant Shares upon the exercise of the Warrant, the Company may defer the issuance of such Warrant Shares until such time as approval of such Governmental Authority is obtained or is no longer required. The Company shall promptly notify the Holder in writing of any event which requires it to suspend exercise of the Warrant pursuant to the preceding sentence and the Company shall use its reasonable best efforts to do all things necessary to obtain the approval of any such Governmental Authority in order to terminate any such suspension, as promptly as reasonably practicable. To the extent the Warrant is not exercised prior to the Expiration Date, it shall become void and all rights hereunder shall cease as of such time.

(b)	Procedures; Limitations on Exercise.

(i)           The Warrant may be exercised, in whole or in part, at the election of the Holder, upon surrender at the principal office of the Company of the certificate or certificates evidencing the Warrant with the form of election to purchase attached as Exhibit A duly completed and signed (“Purchase Form”), and upon payment to the Company of the Exercise Price, as it may be adjusted as herein provided, for the number of Warrant Shares in respect of which the Warrant is then exercised. Payment of the aggregate Exercise Price shall be made by wire transfer of immediately available funds to such account as the Company may specify.

(ii)          Subject to the provisions of Section 3 hereof, upon surrender of the Warrant and payment of the Exercise Price, the Company shall issue and cause to be immediately delivered a certificate or certificates for the number of Warrant Shares issuable upon the exercise of the Warrant together with cash as provided in Section 9. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of the Warrant Certificate and payment of the Exercise Price.

(iii)         In the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new certificate evidencing the remaining Warrant or Warrants will be promptly issued, and the Company shall countersign and deliver the required new Warrant Certificate or Warrant Certificates. When surrendered upon exercise of the Warrant, this Warrant Certificate shall be cancelled and disposed of by the Company.

(c)          Exercise Price. The “Exercise Price” on any date means the price of $6.00 per share. The Exercise Price shall be subject to adjustment as provided in Section 8.

Section 2.	Transfer and Exchange of Warrants.

(a)          Subject to the foregoing and the limitations of Section 3 hereof, the Company shall from time to time register the transfer of the Warrant upon the records to be maintained by it for that purpose, upon surrender of this Warrant Certificate duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Holder or by the duly appointed legal representative thereof or by a duly authorized attorney. Subject to the terms hereof, this Certificate may be exchanged for another certificate or certificates entitling the Holder to purchase a like aggregate number of Warrant Shares as the Certificate surrendered then entitles the Holder to purchase. A Holder desiring to exchange this Certificate shall make such request in writing delivered to the Company, and shall surrender, duly endorsed or accompanied (if so required by the Company) by a written instrument or instruments of transfer in form satisfactory to the Company, this Warrant Certificate to be so exchanged.

(b)          Upon registration of transfer, the Company shall issue to the transferees and countersign a new Warrant Certificate or Certificates and deliver by certified mail such new Warrant Certificate or Certificates to the persons entitled thereto. No service charge shall be made for any exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer.

Section 3.           Registration of Transfers and Exchanges. When Warrants represented by this Certificate are presented to the Company with a request to register the transfer of the Warrants, or to exchange such Warrants for an equal number of Warrants, the Company shall register the transfer or make the exchange as requested if the requirements set forth in Section 2 and the following requirements are satisfied:

(a) the Certificate shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing; and

(b) in the event that the Purchaser requests a transfer of Warrants, the transferee is an Affiliate of Purchaser.

Section 4.           Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer of any Warrant Certificates in a name other than that of the registered holder of a Warrant Certificate, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5.           Mutilated or Missing Warrant Certificate. In case this Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company will issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of a certificate of the Holder stating that such loss, theft or destruction of the Warrant Certificate has occurred.

Section 6.	Reservation of Warrant Shares.

(a)          The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Ordinary Shares or its authorized and issued Ordinary Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of the Warrant, the maximum number of Ordinary Shares which may then be deliverable upon the exercise of the Warrant.

(b)          The Company or, if appointed, the transfer agent for the Ordinary Shares (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrant will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Warrant Certificate on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the Warrant. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 9. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each holder pursuant to Section 10 hereof.

(c)          The Company covenants that all Warrant Shares which may be issued upon exercise of the Warrant in accordance with the terms of the Warrant Certificate will, upon payment of the Exercise Price therefor and issuance, be validly authorized and issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof. The Company will take no action to increase the par value of the Ordinary Shares to an amount in excess of the Exercise Price, and the Company will not enter into any agreements inconsistent with the rights of the Holder hereunder. The Company will use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations hereunder. The Company shall not take any action reasonably within its control, including the hiring of a broker to solicit exercises, which would render unavailable an exemption from registration under the Securities Act which might otherwise be available with respect to the issuance of Warrant Shares upon exercise of the Warrant.

Section 7.           Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the Warrant Shares, immediately upon their issuance upon the exercise of the Warrant, will be listed on the principal securities exchanges and markets within the United States of America on which other Ordinary Shares are then listed.

Section 8.           Adjustment of Number of Warrant Shares Issuable and Exercise Price. The number of Ordinary Shares issuable upon the exercise of the Warrant (the “Exercise Rate”) and the Exercise Price are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 8.

(a)          Adjustment for Change in Capital Stock. If the Company (i) pays a dividend or makes a distribution on its Ordinary Shares in shares of its Ordinary Shares; (ii) subdivides its outstanding Ordinary Shares into a greater number of shares; (iii) combines its outstanding Ordinary Shares into a smaller number of shares; or (iv) issues, by reclassification of its Ordinary Shares, any shares of its capital stock; then and in each such case the Exercise Rate in effect immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised shall be entitled to receive, upon exercise of the Warrant, the number of Ordinary Shares or other securities of the Company which such holder would have owned immediately following such action if the Warrant had been exercised immediately prior to such action. Any adjustment hereunder shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If after an adjustment, the Holder upon exercise of the Warrant may receive shares of two or more classes or series of capital stock of the Company, the Board of Directors of the Company, in consultation with the Holders, shall determine the allocation of the adjusted Exercise Price and Exercise Rate between the classes or series of capital stock. After such allocation, the Exercise Price and Exercise Rate of each class or series of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to the Ordinary Shares in this Section 8.

(b)          Adjustment for Certain Issuances of Ordinary Shares. If the Company shall, at any time or from time to time while any Ordinary Shares are outstanding, issue or sell any Ordinary Shares or any right or warrant to purchase, acquire or subscribe for Ordinary Shares (including a right or warrant with respect to any security convertible into or exchangeable for Ordinary Shares) generally to holders of its Ordinary Shares (including by way of a reclassification of shares or a recapitalization of the Company), for a consideration payable on the date of such issuance or sale less than the Trading Price of the Ordinary Shares on the date of such issuance or sale, then and in each such case, the Exercise Rate shall be adjusted by multiplying such Exercise Rate by a fraction, the numerator of which shall be the sum of (i) the Trading Price per share of Ordinary Shares on the first Business Day after the date of the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the number of Ordinary Shares outstanding immediately prior to such issuance or sale plus (ii) the aggregate Fair Market Value of the consideration to be received by the Company in connection with the issuance or sale of Ordinary Shares or the rights or warrants, as the case may be, plus the aggregate consideration to be received on exercise of the right to purchase the Ordinary Shares underlying such rights or warrants, and the denominator of which shall be the Trading Price per share of Ordinary Shares on the Business Day immediately preceding the public announcement of the actual terms (including the price terms) of such issuance or sale multiplied by the aggregate number of Ordinary Shares (A) outstanding immediately prior to such issuance or sale plus (B) underlying such rights or warrants at the time of such issuance. For the purposes of the preceding sentence, the aggregate consideration receivable by the Company in connection with the issuance or sale of any such right or warrant shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such rights or warrants. If such rights or warrants expire unexercised, the adjustment provided in this Section 8 (b) shall be recomputed without the inclusion of the aggregate consideration that would have been received by the Company on the exercise of any such right or warrant.

(c)          Adjustment for Distributions. If the Company distributes to all holders of its Ordinary Shares (i) any securities of the Company or rights, options or warrants to purchase or subscribe for securities of the Company, (ii) any evidences of indebtedness of the Company or any other person, or (iii) any cash dividend, the Exercise Rate shall be adjusted in accordance with the formula:

E’ =    E x M

    ---------

  M - F

where:

E’	=	the adjusted Exercise Rate.
E	=	the current Exercise Rate on the record date mentioned below.
M	=	the Trading Price per share of Ordinary Shares on the record date mentioned below.
F	=

the fair market value on the record date mentioned below of the indebtedness, assets (including the cash dividend), rights, options or warrants distributable with respect to one share of Ordinary Shares.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Notwithstanding the foregoing provisions of this Section 8(c), an event which would otherwise give rise to an adjustment pursuant to this Section 8(c) shall not give rise to such an adjustment if the Company includes the Holder in such distribution pro rata to the number of Ordinary Shares issued and outstanding after giving effect to the Warrant Shares as if they were issued and outstanding.

(d)          Adjustment of Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrant is adjusted, as herein provided, the Exercise Price per Warrant Share payable upon exercise of the Warrant shall be adjusted (calculated to the nearest $.0001) so that it shall equal the price determined by multiplying the Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the aggregate number of Warrant Shares purchasable upon the exercise of the Warrant immediately prior to such adjustment, and the denominator of which shall be the aggregate number of Warrant Shares so purchasable immediately thereafter.

(e)	Definitions.

The “Closing Price” on any date shall mean the last sale price for the Ordinary Shares or, in case no such sale takes place on such date, the average of the closing bid and asked prices, for the Ordinary Shares in either case as reported in the principal consolidated transaction reporting system with respect to the principal securities exchange on which the Ordinary Shares is listed or admitted to trading or, if the Ordinary Shares is not listed or admitted to trading on any securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if the Ordinary Shares is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Ordinary Shares selected by the Board of Directors of the Company or, in the event that no trading price is available for the Ordinary Shares, the Fair Market Value of the Ordinary Shares.

“Trading Price” on any date means, with respect to the Ordinary Shares, the Closing Price for the Ordinary Shares on such date.

“Fair Market Value” of any consideration other than cash or of any securities or in the case of the Ordinary Shares shall mean the amount which a willing buyer would pay to a willing seller in an arm’s length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the Company or a committee thereof.

(f)           When De Minimis Adjustment May Be Deferred. No adjustment in the Exercise Rate need be made unless the adjustment would require an increase or decrease of at least 1.0% in the Exercise Rate. Notwithstanding the foregoing, any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment, provided that no such adjustment shall be deferred beyond the date on which a Warrant is exercised. All calculations under this Section 8 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(g)          When No Adjustment Required. If an adjustment is made upon the establishment of a record date for a distribution subject to subsections (a), (b) or (c) hereof and such distribution is subsequently cancelled, the Exercise Rate then in effect shall be readjusted, effective as of the date when the Board of Directors determines to cancel such distribution, to that which would have been in effect if such record date had not been fixed.

(h)          Notice of Adjustment. Whenever the Exercise Rate or Exercise Price is adjusted, the Company shall provide the notices required by Section 10 hereof.

(i)           When Issuance or Payment May Be Deferred. In any case in which this Section 8 shall require that an adjustment in the Exercise Rate be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Rate prior to such adjustment, and (ii) paying to such Holder any amount in cash in lieu of a fractional share pursuant to Section 9; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(j)           Reorganizations. In the event of any capital reorganization or reclassification of outstanding Ordinary Shares (other than in the cases referred to in Section 8(a) hereof), or in case of any merger, consolidation or other corporate combination of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding Ordinary Shares into shares of stock or other securities or property), or in case of any sale, lease, exchange or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety (each of the foregoing being referred to as a “Reorganization”), there shall thereafter be deliverable upon exercise of the Warrants (in lieu of the number of Ordinary Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of Ordinary Shares that would otherwise have been deliverable upon the exercise of the Warrants would have been entitled upon such Reorganization if the

Warrants had been exercised in full immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as determined in good faith by the Board of Directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of the Warrants. The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or the corporation purchasing or leasing such assets or other appropriate corporation or entity shall expressly assume the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and all other obligations and liabilities under the Warrant. The foregoing provisions of this Section 8(j) shall apply to successive Reorganization transactions. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 8, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be.

(k)          Form of Warrants. Irrespective of any adjustments in the number or kind of shares purchasable upon the exercise of the Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant as initially issued.

(l)           Miscellaneous. For purposes of this Section 8 the term “Ordinary Shares” shall mean (i) the shares of stock designated as the Ordinary Shares, par value NIS 0.0001 per share, of the Company as of the date of this Warrant, and (ii) shares of any other class or series of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 8, the Holder shall become entitled to purchase any securities of the Company other than, or in addition to, Ordinary Shares, thereafter the number or amount of such other securities so purchasable upon exercise of the Warrants shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 8 and the provisions of Sections 1, 4, 6 and 9 with respect to the Warrant Shares or the Ordinary Shares shall apply on like terms to any such other securities.

(n)          Certain Events. If any change in the outstanding Ordinary Shares of the Company or any other event occurs as to which the provisions of this Section 8 are not strictly applicable or, if strictly applicable, would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make such adjustments to the Exercise Rate, the Exercise Price or the application of such provisions as may be necessary to protect such purchase rights as aforesaid and to assure that the Holder, upon exercise for the same aggregate Exercise Price, shall receive the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

Section 9.           Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of the Warrant. If more than one Warrant Certificate shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Trading Price on the trading day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction. The Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

Section 10.	Adjustment Notices and Other Notices to Holder.

(a)          Upon any adjustment pursuant to Section 8 hereof, the Company shall promptly and properly complete such adjustment in accordance with the terms of the Warrant and give prompt written notice of such adjustment to the Holder at its address appearing on the records of the Company within ten days after such adjustment, by first class mail, postage prepaid, and shall deliver to the Holder a certificate of the Chief Financial Officer of the Company, accompanied by the report thereon by a firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants for the Company), setting forth in reasonable detail (i) the number of Warrant Shares purchasable upon the exercise of the Warrant and the Exercise Price of the Warrant after such adjustment(s), (ii) a statement of the facts requiring such adjustment(s) and (iii) the computation by which such adjustment(s) was made. Where appropriate, such notice may be given in advance and included as a part of the notice required under the other provisions of this Section 10.

(b)	In case:

(i)           the Company proposes to take any action that would require an adjustment to the Exercise Rate or the Exercise Price pursuant to Section 8 hereof; or

(ii)          of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease, exchange, conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Ordinary Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Ordinary Shares; or

(iii)         of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall, at its expense, give prompt written notice to the Holder at its address appearing on the records of the Company, at least 20 days (or 10 days in any case specified in clause (a) above) prior to the applicable record date hereinafter specified, or the date of the event in the case of events for which there is no record date, by first-class mail, postage prepaid, stating (i) the date as of which the holders of record of Ordinary Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for Ordinary Shares, or (iii) the date on which any such consolidation, reorganization, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of Ordinary Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure by the Company to give such notice or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c)          The Company shall give prompt written notice to the Holder of any determination to make a distribution or dividend to the holders of its Ordinary Shares of any assets (including cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities (other than Ordinary Shares, or rights, options, or warrants to purchase Ordinary Shares) of the Company, which notice shall state the nature and amount of such planned dividend or distribution and the record date therefor, such written notice to be delivered at least 20 days prior to such record date therefor.

(d)          Nothing contained in this Warrant Certificate shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

Section 11.         Notices to the Company. Any notice or demand to be given or made by the Holder to or on the Company shall be sufficiently given or made when received at the office of the Company expressly designated by the Company as its office for purposes of this Certificate, as follows:

c/o Taro Pharmaceuticals U.S.A., Inc.

3 Skyline Drive

Hawthorne, NY 10532

Attention: Barrie Levitt

Facsimile: (914) 345-9719 and (914) 345-9825

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, N.Y. 10036

Attn: Jeffrey W. Tindell

Facsimile: (917) 777-3380

and an additional copy (which shall not constitute notice) to:

Yigal Arnon & Co.

1 Azrieli Center

The Round Building

Tel-Aviv 67021

Israel

Attn: David Schapiro

Facsimile: +972-(3)-607-7724

Section 12.         Supplements and Amendments. The Warrant may not be supplemented or amended without the written approval of both the Holder and the Company.

Section 13.         Successors. All the covenants and provisions of this Certificate by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14.        Termination. This Warrant Certificate and the Warrants represented hereby shall terminate on the Expiration Date. Notwithstanding the foregoing, this Certificate will terminate on any earlier date if all Warrants have been exercised pursuant hereto.

Section 15.         Governing Law. This Warrant Certificate shall be deemed to be a contract made under the laws of the State of New York.

Section 16.         Benefits of This Certificate. Nothing in this Certificate shall be construed to give to any person or corporation other than the Company and the registered Holder any legal or equitable right, remedy or claim hereunder; but this Certificate shall be for the sole and exclusive benefit of the Company and the registered Holder.

IN WITNESS WHEREOF, Taro Pharmaceutical Industries Ltd. has caused this Warrant Certificate to be duly executed by the undersigned.

Dated: August 2, 2007

TARO PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Tal Levitt
Name: Tal Levitt
Title: Secretary

EXHIBIT A

Form of Election to Purchase

(To Be Executed upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase _____ Ordinary Shares and herewith tenders payment for such shares to the order of [_____] in the amount of $________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ______________, whose address is __________ and that such shares be delivered to _________ whose address is ______________. If said number of shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _____________, whose address is ________, and that such Warrant Certificate be delivered to ___________, whose address is ________________.

In exercising this Warrant, the undersigned hereby confirms and acknowledges that the Ordinary Shares to be issued upon exercise thereof are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell or otherwise dispose of any such Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws.

Signature:

Name:

Date: